Exhibit 4.10


                        DEFERRED SHARE EXCHANGE AGREEMENT


     DEFERRED SHARE EXCHANGE AGREEMENT, dated as of November 14, 2001 by and among W.P. Stewart & Co. Ltd., a Bermuda company ("WPS Ltd."), W.P. Stewart Asset Management (Europe), Ltd., a Bermuda company ("WPSAM Europe"), and TPR
Holding B.V., a corporation organized under the laws of The Netherlands ("TPR Holding").

     WHEREAS, on the date hereof WPS Ltd. has acquired from TPR Holding 9,000 shares, par value US$1.00 per share, of WPSAM Europe and TPR Holding holds an additional 3,000 such shares of WPSAM Europe (the "Seller Exchange Shares"); and

     WHEREAS, TPR Holding and WPS Ltd. desire to provide for the acquisition of such 3,000 Seller Exchange Shares by WPS Ltd. upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and other covenants and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS


     1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

     "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) ownership, directly or indirectly, of 50% or more of the Equity Interests of such Person.

     "Agreement" shall mean this Deferred Share Exchange Agreement by and among WPS Ltd., WPSAM Europe and the Sellers, as such agreement may be amended from time to time.

     "Closing Date" shall mean the close of business on August 15, 2006, or such other date as may be mutually agreed upon in writing by the parties hereto.

     "Consenting Party" shall mean any Person whose consent or waiver is or may be required in connection with the Transaction Documents or the consummation by either party of any of the transactions contemplated thereby.

     "Effective Date" shall mean 12:01 a.m. (Bermuda time) on July 1, 2006.

     "Encumbrance" shall mean any claim, mortgage, deed of trust, restrictive covenant, reservation, lien, pledge, option, charge, easement, security interest, right-of-way or other encumbrance of any kind or other rights of third parties (including, without limitation, preemptive rights), whether or not filed, recorded or otherwise perfected under applicable law, as well as the interest of any vendor, vendee or lessor or lessee under any conditional sales agreement, capital lease or other title retention agreement.

     "Equity Interests" shall mean the capital stock or other equity interests or options, warrants, rights to subscribe to, scrip calls, contracts, undertakings, arrangements, commitments to issue or other rights of any kind to acquire, capital stock or other equity interests of any Person.

     "Legal Requirement" shall mean any action, law, statute, treaty, rule, regulation, order, ordinance, judgment, injunction, decree, award, determination or direction of an arbitrator, court or government entity, including without limitation, any zoning, environmental or safety requirement, motor vehicle safety requirements or standards or any requirements arising thereunder.

     "Permits" shall mean any and all of the licenses, permits and other regulatory or governmental authorizations, accreditations, approvals, waivers, consents, declarations or filings necessary or required to enter into the Transaction Documents and to consummate the transactions contemplated thereby.

     "Permitted Seller Assignee" shall mean WPS Ltd., any Affiliate of WPS Ltd., Hermanus Theordorus Peek, Peter Jan Rubingh, Fokke Jan Ozinga, Antonius Adrianus Wijsman or any full-time employee of either TPR or any Affiliate thereof at the time of the transfer in question. For purposes of this Agreement, "full-time" refers to a minimum of 20 hours per week for one's principal employer.

     "Permitted WPS Ltd. Assignee" shall mean any Affiliate of WPS Ltd.

     "Person" shall mean an individual, partnership, sole proprietorship, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization, governmental or regulatory authority or any other entity or organization of any kind whatsoever.

     "Reports" shall mean those certain reports filed on March 30, 2001 and May 11, 2001 and August 8, 2001 and November 6, 2001 by WPS Ltd. with the U.S. Securities and Exchange Commission on its Form 20-F and Form 6-K respectively.

     "Representative" shall mean, with respect to any Person, any officer, director, partner, shareholder, principal, attorney, accountant, consultant, financial advisor, agent, employee or other representative of such Person.

     "Securities Act" shall mean the United States Securities Act of 1933, as amended.

     "Sellers" shall mean TPR Holding and each Permitted Seller Assignee that shall be the registered holder of Seller Exchange Shares from time to time.

     "Tax" shall mean any domestic or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupational, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, Transfer Tax, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including without limitation any interest, penalty or addition thereto, whether disputed or not.

     "TPR" shall mean TPR & Partners N.V., a corporation organized under the laws of The Netherlands.

     "Transaction Documents" shall mean this Agreement and all exhibits, statements, schedules, instruments, certificates and other documents and agreements to be entered into or delivered by any Person in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

     "Transfer Taxes" shall mean any and all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees, including without limitation any interest, penalty or addition thereto, whether disputed or not.

     "U.S. GAAP" shall mean generally accepted accounting principles in the United States of America.

     "WPS Ltd. Common Shares" shall mean the issued and outstanding common shares of WPS Ltd., par value US$0.001 per share.

     "WPS Ltd. Exchange Shares" shall mean the WPS Ltd. Common Shares to be issued by WPS Ltd. to the Sellers in accordance with Section 2. 2 hereof.

     "WPS Ltd. Expenses" shall mean all costs and expenses incurred by WPS Ltd. or any of its Representatives and Affiliates in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

     "WPS Share Price" shall mean the average closing price per share for WPS Ltd. Common Shares on the principal national securities exchange on which the WPS Ltd. Common Shares are admitted to trading or listed if the WPS Ltd. Common Shares are admitted to trading or listed on the New York Stock Exchange or American Stock Exchange, on The Nasdaq Stock Market if included in such system, or if not admitted to trading or listed on such exchange or system, the average of the highest bid and lowest asked prices as reported by Nasdaq or the National Quotation Bureau, Inc. or another similar organization if Nasdaq is no longer reporting such information, for the last 20 trading days prior to July 1, 2006, or, if not so available, the fair market price as determined by the Board of Directors of WPS Ltd.

     "WPSAM Europe Operating Statements" shall mean, collectively, the consolidated statements of operations of WPSAM Europe and the WPSAM Europe Subsidiaries for the four (4) fiscal quarters next ended before July 1, 2006, reviewed or audited by the independent auditors for WPS Ltd.

     "WPSAM Europe Subsidiary" shall mean any entity more than 50% of the Equity Interests in which is owned directly or indirectly by WPSAM Europe.

     1.2 Other Defined Terms. The following terms shall have the meanings assigned to such terms in the corresponding Sections of this Agreement set forth below:

           Term                            Section
           ----                            -------

           Closing                         3.1
           Damages                         8.2
           Indemnification Claim Notice    8.3
           Indemnified Party               8.3
           Indemnifying Party              8.3
           Proceeding                      8.3
           Seller Exchange Shares          Preamble
           Seller Indemnitees              8.2
           TPR Exchange Agreement          7.4
           TPR Holding                     Preamble
           WPS Ltd.                        Preamble
           WPS Ltd. Indemnitees            8.2
           WPSAM Europe                    Preamble

                                   ARTICLE 2

                               EXCHANGE OF SHARES

     2.1 Sellers Exchange of Shares. Upon the terms and subject to the conditions contained herein, in consideration for the WPS Ltd. Exchange Shares, and in reliance upon the representations, warranties, covenants and indemnifications contained herein, each Seller hereby agrees to convey, transfer, assign and deliver to WPS Ltd., or, as the case may be, a Permitted WPS Ltd. Assignee, as provided for in Section 11.1 of this Agreement, and WPS Ltd. hereby agrees or, as the case may be, WPS Ltd. hereby agrees on behalf of a Permitted WPS Ltd. Assignee, to acquire from such Seller, on the Closing Date, and as of the Effective Date, all of the rights, title and interest of such Seller, in and to the Seller Exchange Shares.

     2.2 WPS Ltd. Exchange of Shares. Upon the terms and subject to the conditions contained herein, in consideration for the Seller Exchange Shares, and in reliance upon the representations, warranties, covenants and indemnifications contained herein, WPS Ltd. hereby agrees to issue to each Seller on the Closing Date, and each Seller hereby agrees to acquire from WPS Ltd., fully vested WPS Ltd. Exchange Shares in such respective numbers as shall be determined pursuant to Section 2.3

     2.3 Exchange Ratio. The number of WPS Ltd. Exchange Shares to be exchanged for each Seller's Seller Exchange Shares shall be based upon the fair value of the Seller Exchange Shares and determined as follows:

          (a) The fair value of 100% of the shares of WPSAM Europe as of June 30, 2006 shall be determined according to the same formula that was utilized by the parties to the TPR Exchange Agreement in determining the price of the TPR Exchange Shares (as defined in the TPR Exchange Agreement) for purposes of the TPR Exchange Agreement or such other formula, if any, as may be necessary so that the value so determined can be independently confirmed as representing fair value;

          (b) The result obtained in (a) above shall be divided by the WPS Share Price;

          (c) The result obtained in (b) above shall be divided by the total number of WPSAM Europe shares outstanding on June 30, 2006; and

          (d) The result obtained in (c) above shall be multiplied by the number of Seller Exchange Shares registered in the name of such Seller on the Closing Date.

     2.4 WPSAM Europe Consideration. WPSAM Europe agrees to enter into this Agreement in consideration of the payment to it by TPR Holding of US$1.00 (receipt of which is acknowledged).

                                   ARTICLE 3

                                     CLOSING

     3.1 Closing. The closing of the transaction contemplated by Article 2 (the "Closing") shall be held at such time on the Closing Date and at such offices as the parties agree.

     3.2 Deliveries. To effect the transfers referred to in Sections 2.1 and 2.2 hereof, the following deliveries shall be made on the Closing Date:

          (a) The Sellers shall deliver to WPS Ltd. (or a Permitted WPS Ltd. Assignee) such documents as shall be acceptable to WPS Ltd. and its counsel evidencing the transfer of the Seller Exchange Shares, free and clear of any and all Encumbrances, and the registration of such transfer in the shareholder register of WPSAM Europe.

          (b) Subject to Section 7.4, as soon as practicable after the Closing, WPS Ltd. shall issue to the Sellers the WPS Ltd. Exchange Shares and certificates evidencing the WPS Ltd. Exchange Shares to be issued by WPS Ltd., evidencing the registered ownership of such shares by the respective Sellers.

     All instruments and documents to be executed by or on behalf of the Sellers and delivered to WPS Ltd. pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to WPS Ltd. All instruments and documents to be executed by or on behalf of WPS Ltd. and delivered to the Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Sellers.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers hereby represents and warrants to WPS Ltd. as follows:

     4.1 Ownership of Shares; No Conflict or Violation. Such Seller has all necessary power and authority to hold the Seller Exchange Shares and to enter into, deliver and carry out its obligations under the Transaction Documents. Such Seller has taken all action necessary to enter into the Transaction Documents and consummate the transactions contemplated hereby and to perform its obligations hereunder. Each of the Transaction Documents to which such Seller is a party has been duly executed and delivered by such Seller. Each Transaction Document to which such Seller is a party is the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction sitting at law or in equity. Such Seller owns as the registered holder and beneficially all of such Seller's Seller Exchange Shares, free and clear of all Encumbrances. Such Seller owns, of record or beneficially, no Equity Interests of WPSAM Europe other than such Seller's Seller Exchange Shares. Upon the transfer on the Closing Date by such Seller to WPS Ltd. or a Permitted WPS Ltd. Assignee of such Seller's Seller Exchange Shares in accordance with Section 2.1 of this Agreement, WPS Ltd. or such Permitted WPS Ltd. Assignee, as the case may be, will receive good title to such shares, free and clear of all Encumbrances. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the violation by such Seller of any Legal Requirement.

     4.2 No Brokers; No Agreements to Sell. Neither such Seller nor any Representative or Affiliate thereof, has any written or oral agreement, arrangement or understanding with any Person which could result in the obligation of WPS Ltd. or any Affiliate thereof to pay any finder's fee, brokerage commission or similar payment in connection with any of the transactions contemplated by the Transaction Documents. Except in connection with this Agreement and the other Transaction Documents, such Seller has no obligation, absolute or contingent, to any other Person to sell any shares or other Equity Interest in WPSAM Europe or to enter into any agreement with respect thereto.

     4.3 Organization; No Conflict or Violation. Each Seller that is a corporation or a company with limited liability is duly formed and validly existing under the laws of the jurisdiction of its organization. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in a violation of or a conflict with any Legal Requirement or the articles of association, by-laws or other organizational documents of such Seller.

     4.4 Reports. Such Seller has received and reviewed the Reports.

     4.5 Investment. Such Seller will be acquiring the WPS Ltd. Exchange Shares for such Seller's own account, for investment, and without a view toward the public distribution thereof in violation of the Securities Act.

     4.6 Securities Not Registered. Such Seller hereby acknowledges that (i) the WPS Ltd. Exchange Shares will not be registered under the Securities Act, (ii) the WPS Ltd. Exchange Shares will therefore be subject to restrictions on transfer and resale as prescribed therein, and (iii) the certificates representing the WPS Ltd. Exchange Shares will contain appropriate restrictive legends.

     4.7 Sophisticated Investor. Such Seller hereby acknowledges that such Seller is a sophisticated investor who is capable of evaluating such Seller's investment in the WPS Ltd. Exchange Shares and the risks involved in such investment and has been provided the opportunity to make appropriate inquiries of members of WPS Ltd. management with respect to the business of WPS Ltd.

                                   ARTICLE 5

                               REPRESENTATIONS AND
                     WARRANTIES OF WPS LTD. AND WPSAM EUROPE


     WPS Ltd. and WPSAM Europe hereby represent and warrant to the Sellers as follows:

     5.1 Organization; Capitalization. Each of WPS Ltd. and WPSAM Europe is an exempted company limited by shares, duly organized and validly existing under the laws of Bermuda and has full corporate power and authority to conduct its business as is presently being conducted and to own and lease its properties and assets and to enter into, deliver and carry out its obligations under the Transaction Documents. The authorized capital of WPS Ltd. consists of 125,000,000 WPS Ltd. Common Shares approximately 47,069,073 of which, as of the date of this Agreement, are issued and outstanding. The authorized capital of WPSAM Europe consists of 12,000 common shares, par value US$1.00 per share and of which, as of the date of this Agreement, 12,000 are issued and outstanding.

     5.2 Authorization. WPS Ltd. had taken all necessary corporate action to consummate the transactions contemplated by the Transaction Documents and to perform its obligations thereunder. Each of the Transaction Documents to which WPS Ltd. is a party has been duly executed and delivered by WPS Ltd. and is a valid and binding obligation of WPS Ltd. enforceable against WPS Ltd. in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction sitting at law or in equity.

     5.3 Issuance and Ownership of WPS Ltd. Exchange Shares. Upon the issuance to the Sellers of the WPS Ltd. Exchange Shares in accordance with Section 2.2 of this Agreement and entry of their respective names in the register of members of WPS Ltd., the Sellers will receive good title to such WPS Ltd. Exchange Shares free and clear of all Encumbrances. Such WPS Ltd. Exchange Shares have been duly authorized and will be validly issued, fully paid and non-assessable.

     5.4 No Brokers. Neither WPS Ltd. nor any of its Representatives or Affiliates has any written or oral agreement, arrangement or understanding with any Person which will result in the obligation of the Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by the Transaction Documents.

     5.5 No Conflict or Violation. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in (a) a violation of or a conflict with any provision of the memorandum of association or bye-laws of WPS Ltd. or WPSAM Europe, (b) a breach of, or a default under, any term or provision of any contract, agreement, Indebtedness, lease, commitment, franchise, Permit, authorization or concession to which WPS Ltd. or WPSAM Europe is a party, (c) a violation by WPS Ltd. or WPSAM Europe of any applicable Legal Requirement, or (d) an imposition of any Encumbrance on any of the WPS Ltd. Exchange Shares.

                                   ARTICLE 6

                   CONDITIONS TO THE OBLIGATIONS OF WPS LTD.

     The obligation of WPS Ltd. to issue the WPS Ltd. Exchange Shares to each Seller on the Closing Date is subject, in the sole and absolute discretion of WPS Ltd., to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     6.1 Representations, Warranties and Covenants. All representations and warranties of such Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and such Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by him prior to or at the Closing Date.

     6.2 Permits and Consents. All Permits, consents of Consenting Parties and notices or filings necessary or required to permit the transactions contemplated by the Transaction Documents shall have been made or obtained.

     6.3 No Governmental Proceeding or Litigation. No action shall have been instituted or threatened by any governmental or regulatory authority or other Person which questions the validity or legality of the transactions contemplated by the Transaction Documents.

     6.4 Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any applicable Legal Requirement or subject WPS Ltd. or WPSAM Europe to any penalty, liability or other onerous condition arising out of any such Legal Requirement.

     6.5 Certificates and Corporate Documents. Such Seller shall have delivered to WPS Ltd. such documents and certificates to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by WPS Ltd., including without limitation:

          (a) such instruments of conveyance of the Seller Exchange Shares reasonably requested by WPS Ltd. in order to effect the transfer to WPS Ltd. or a Permitted WPS Ltd. Assignee of the Seller Exchange Shares; and

          (b) such other documents relating to the transactions contemplated by the Transaction Documents as WPS Ltd. reasonably requests.

                                   ARTICLE 7

                                 INDEMNIFICATION

     7.1 Survival of Representations, etc. All statements contained in any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the respective parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the applicable parties hereunder. The representations and warranties of WPS Ltd. and the Sellers contained herein or in any instrument delivered pursuant to this Agreement shall, without regard to any investigation made by any of the parties hereto, survive the Closing Date for a period of 18 months, other than those representations and warranties set forth in Sections 4.1, 4.3, 5.1, 5.2 and 5.3 which shall survive the Closing Date for the period of any applicable statute of limitations (after giving effect to any extensions or waivers thereof). Anything to the contrary contained in this Agreement notwithstanding, the termination or expiration of any representation or warranty or indemnification obligation under this Article 7 shall not affect any claims made in writing by any Indemnified Party hereunder prior to such expiration or termination. All covenants and agreements of the parties contained in this Agreement shall survive the Closing Date.

     7.2 Indemnification.

          (a) In addition to any other right or remedy available to WPS Ltd. at law or in equity and subject to Section 7.2(c), each Seller shall indemnify WPS Ltd. and its Affiliates, Representatives and successors and permitted assigns (collectively, the "WPS Ltd. Indemnitees") against, and hold each WPS Ltd. Indemnitee harmless from, any diminution in value, demand, damage, claim, action, cause of action, deficiency, fine, liability, Tax or other loss or expense including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages") arising out of or resulting from (i) any inaccuracy, misrepresentation or breach of any representations or warranties made by such Seller contained in any of the Transaction Documents, or (ii) the nonfulfillment of any covenant or agreement of such Seller contained in any of the Transaction Documents, including any Damages arising out of transactions entered into or events occurring prior to the Closing.

          (b) In addition to any other right or remedy available to the Sellers at law or in equity and subject to Section 7.2(c), WPS Ltd. shall indemnify the Sellers and their Affiliates, Representatives and successors and permitted assigns (collectively, the "Seller Indemnitees") against, and hold each Seller Indemnitee harmless from any Damages arising out of or resulting from (i) any inaccuracy, misrepresentation or breach of any representations or warranties of WPS Ltd. contained in any of the Transaction Documents or (ii) the nonfulfillment of any covenant or agreement of WPS Ltd. contained in any of the Transaction Documents, including any Damages arising out of transactions entered into or events occurring prior to the Closing.

          (c) None of the WPS Ltd. Indemnitees or Seller Indemnitees shall be entitled to indemnification for Damages incurred unless the cumulative aggregate amount of Damages incurred by the WPS Ltd. Indemnitees or the Seller Indemnitees, respectively, under this Agreement exceeds $10,000 (the "Basket Amount"); provided, however, that in the event that the cumulative aggregate amount of all Damages incurred by the WPS Ltd. Indemnitees or the Seller Indemnitees, respectively, exceeds the Basket Amount, the applicable Seller or WPS Ltd. shall be required to indemnify the WPS Ltd. Indemnitees or the Seller Indemnitees, respectively, for all Damages for which the applicable Seller or WPS Ltd. have an indemnity obligation as provided in
     Section 7.2(a) or (b) hereof, including all amounts up to the Basket Amount (without giving effect for purposes of measuring the amount of any Damage to any materiality limitations included in any representation, warranty or covenant).

     The term "Damages" as used in this Section 7.2 is not limited to matters asserted by any Persons against the WPS Ltd. Indemnitees or Seller Indemnitees, but includes Damages incurred or sustained thereby in the absence of claims by other Persons.

     7.3 Indemnification Procedures.

          (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7.2 (an "Indemnified Party") must give any party hereto from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim or potential claim (a "Proceeding") against or involving the Indemnified Party by any government entity or other Person or otherwise discovers or becomes aware of the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve any Indemnifying Party of its obligations pursuant to Section 7.2.

          (b) Control of Defense. With respect to the defense of any Proceeding against or involving an Indemnified Party in which a governmental entity or other Person in question seeks only the recovery of a sum of money for which indemnification is provided, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first:

               (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Damages relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification; and

               (ii) furnish the Indemnified Party with reasonable assurance that the Indemnifying Party has the financial capacity to defend such Proceeding and to satisfy any such liability.

          (c) Control of Defense: Exceptions, etc. The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense pursuant to Section 7.3(b)). The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the fees and expenses of legal counsel retained by the Indemnified Party, if:

               (i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

               (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

               (iii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim.

     The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such Proceeding or ceasing to defend such Proceeding.

     7.4 Security. Notwithstanding anything herein to the contrary, in the event that on the Closing Date there shall be pending against any Seller a claim for indemnification under Article 8 of that certain Share Exchange Agreement, of even date herewith, by and among WPS Ltd., TPR Holding B.V., Hermanus Theodorus Peek, Peter Jan Rubingh, Fokke Jan Ozinga and Antonius Adrianus Wijsman (the "TPR Exchange Agreement"), any or all of the WPS Ltd. Exchange Shares otherwise issuable to such Seller or his Permitted Seller Assignees pursuant to Section
2.2 may, at the option of WPS Ltd., be retained thereby until the final resolution of such claim and offset against any amount due from such Seller to WPS Ltd. upon such resolution. For this purpose, the WPS Ltd. Exchange Shares shall be valued at the WPS Share Price.

                                   ARTICLE 8

                              RESTRICTIVE COVENANTS

     8.1 Covenants Against Competition. The Sellers acknowledge that (i) WPSAM Europe and the WPSAM Europe Subsidiaries are involved in the business of (A) soliciting assets for management by professional investment managers and (B) providing client liaison services in respect of asset management accounts (such businesses collectively referred to herein as the "Business"); (ii) the Business is international in scope; and (iii) WPS Ltd. would not purchase the Seller Exchange Shares but for the agreements and covenants of the Sellers contained in this Article 8. Accordingly, the Sellers severally covenant and agree that:

          (a) they shall not, directly or indirectly, as principals, employees or otherwise, within any country within the scope of their respective duties as employees of WPSAM Europe and its Affiliates, for a period commencing on November 14, 2001 and terminating two years following the Closing Date (the "Restricted Period"), (1) engage in the Business (other than on behalf of WPS Ltd. or any Affiliate thereof) or (2) solicit, knowingly accept or divert from WPSAM Europe and its Affiliates any orders, enquiries or business related to the Business from any person or entity that shall have done business related to the Business with WPSAM Europe or any Affiliate thereof during the Restricted Period;

          (b) during and after the Restricted Period, they shall (i) keep secret and retain in strictest confidence, and (ii) shall not use for the benefit of themselves or others, except in connection with the business affairs of WPS Ltd. and its Affiliates, all or any confidential matters relating to WPS Ltd. and its Affiliates learned heretofore or hereafter directly or indirectly from WPS Ltd. or TPR (the "Confidential Information"), and shall not disclose such Confidential Information to anyone outside of WPS Ltd. and its Affiliates except with the express prior written consent of WPS Ltd. and except for Confidential Information which (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Sellers or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement;

          (c) during the Restricted Period, they shall not, directly or indirectly, knowingly solicit or encourage any senior, managerial, professional or other non-clerical employee of WPS Ltd. or any Affiliate thereof to leave the employment of WPS Ltd. or any Affiliate thereof, or hire any such employee, who has left the employment of WPS Ltd. or any Affiliate thereof after the date of this Agreement, within one year of the termination of such employee's employment with WPS Ltd. or any Affiliate thereof; and

          (d) all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by or made available to the Sellers concerning WPS Ltd. or any of its Affiliates shall be WPS Ltd.'s property and shall be delivered to WPS Ltd. at any time on request.

     8.2 Rights and Remedies Upon Breach. If any Seller commits a breach of any of the provisions of Section 8.1 hereof (the "Restrictive Covenants"), WPS Ltd. shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Article 7 hereof and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to WPS Ltd. at law or in equity:

          (a) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against such Seller of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that the Restrictive Covenants are of a special and unique character which gives them peculiar value and that any such breach or threatened breach will cause irreparable injury to WPS Ltd. and that money damages will not provide adequate remedy to WPS Ltd.

          (b) The right and remedy to require such Seller to account for and pay over to WPS Ltd. all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by such Seller as the result of any transactions constituting a breach of any of the Restrictive Covenants, and such Seller shall account for and pay over such Benefits to WPS Ltd.

     8.3 Severability of Covenants. Each of the Restrictive Covenants gives rise to a separate obligation independent of the others. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected and shall be given full force, without regard to the invalid portions.

     8.4 Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. By written notice to the Sellers, WPS Ltd. may at any time and from time to time reduce the scope, duration or geographical application of one or more of the Restrictive Covenants.

     8.5 Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breach of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect WPS Ltd.'s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants subject, where appropriate, to the doctrine of res judicata.

     8.6 Consideration. The Sellers severally acknowledge and agree that they will receive a direct, material and substantial benefit from the consummation of the transactions contemplated by this Agreement and that such direct, material and substantial benefit is good and sufficient consideration to them for the performance of their respective obligations under this Article 8.

     8.7 Reasonableness of Covenant. The Sellers severally recognize and acknowledge that the Restrictive Covenants, together with their performance thereunder, is necessary in order to protect and maintain the proprietary interests and other legitimate business interests of WPS Ltd. and to afford WPS Ltd. the benefit of its bargain under this Agreement and that the Restrictive Covenants are reasonable in all respects.

                                   ARTICLE 9

                TRANSFER RESTRICTIONS; ADDITIONAL CLASS B SHARES

     9.1 Transfer Restrictions. Except as permitted by Section 2.1 or 9.2, no Seller Exchange Share may be sold, transferred or made subject to any Encumbrance by any Seller. The Sellers acknowledge that the Seller Exchange Shares are, and shall remain, uncertificated and that the ownership of WPSAM Europe common shares is, and shall be, evidenced solely by the register of members maintained by WPSAM Europe. WPSAM Europe shall not register any transfer of Seller Exchange Shares that is not in accordance with Section 2.1 or 9.2; provided, however, that WPS Ltd. may waive this covenant in its sole discretion.

     9.2 Permitted Transfers. Notwithstanding any provision to the contrary herein, each Seller shall be permitted to transfer Seller Exchange Shares to any Permitted Seller Assignee, and any Permitted Seller Assignee may in turn transfer Seller Exchange Shares owned by it to another Permitted Seller Assignee, if, but only if, the transferee in the proposed transfer shall have executed a written undertaking, in form and substance satisfactory to WPS Ltd., acknowledging notice of, and agreeing to be bound by, the terms of this Agreement as a Seller.

                                   ARTICLE 10

                              CORPORATE GOVERNANCE

     10.1 Officers and Directors. As of the date of this Agreement or as soon thereafter as practicable, the officers and directors of WPSAM Europe and the WPSAM Europe Subsidiaries shall be as set forth on Schedule 10.1. Such officers and directors shall be subject to change in accordance with applicable law and the organizational documents of the respective companies; provided, however, that without the written consent of WPS Ltd. and the registered holders of a majority of the Seller Exchange Shares, prior to July 1, 2006, (a) so long as Peter J. Rubingh shall be employed by WPS Ltd. and its Affiliates, he shall not be involuntarily removed from any of his positions set forth on Schedule 10.1 and (b) the number of directors of WPSAM Europe or the number of managing directors of any WPSAM Europe Subsidiary shall not be increased or decreased. Prior to July 1, 2006, in the event of the resignation or removal of Peter J. Rubingh, Frits V. Weynschenk, Bertus A. Vis or the respective successor of any of them as a director of WPSAM Europe or a managing director of any other company shown on Schedule 10.1, such individual shall be replaced by a candidate of the registered owners of a majority of the Seller Exchange Shares, provided that such candidate shall be an employee of WPSAM Europe or a WPSAM Europe Subsidiary .

     10.2 Dividends. As soon as practicable following the end of each fiscal quarter and the review of WPSAM Europe's accounts by the independent auditors of WPS Ltd., the parties shall cause the board of directors of WPSAM Europe to declare a dividend payable on its shares equal in the aggregate to the lesser of the consolidated net income of WPSAM Europe and the WPSAM Europe Subsidiaries for such fiscal quarter or the maximum dividend allowable under applicable law, in either case less any required repayment of the principal of any indebtedness of WPSAM Europe; provided, however, that a lesser or no dividend may be declared by affirmative vote of no fewer than 75% of the directors of WPSAM Europe.

     10.3 Certain Actions. Without the affirmative vote of at least 75% of the directors of WPSAM Europe, (a) WPSAM Europe shall issue no additional shares,
(b) WPSAM Europe shall ensure that no WPSAM Europe Subsidiary shall issue additional shares, except to WPSAM Europe or another WPSAM Europe Subsidiary; and (c) neither the articles of association of WPSAM Europe or any WPSAM Europe Subsidiary nor any agreement between WPSAM Europe and either WPS Ltd. or W.P. Stewart Asset Management Ltd., a Bermuda company, shall be modified in any way that is materially adverse to WPSAM Europe. Each of the Sellers undertakes, for so long as such Seller remains the registered holder of shares of WPSAM Europe, not in any way to exercise any rights under Section 74 of the Companies Act 1981 of Bermuda to requisition any special general meeting of WPSAM Europe for any purpose.

     10.4 WPSAM Europe Income. The charge to WPSAM Europe for the compensation of certain employees located in London shall be consistent with Schedule 10.4.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 Assignment. Except pursuant to Section 9.2, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided, however, that WPS Ltd. may assign its right to receive Seller Exchange Shares hereunder to any Permitted WPS Ltd. Assignee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.

     11.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

     If to the Sellers:
                          c/o W.P. Stewart Asset Management (Europe) N.V. "Duinzigt"
                          Rhijngeesterstraatweg 40-F
                          2341 B.V. Oegstgeest
                          [Mail:  Postbus 1080
                          2340 BB Oegstgeest]
                          The Netherlands
                          Telephone: 31-71-519-2030
                          Facsimile: 31-71-519-2040

     With a copy to:           Houthoff Buruma
                               Weena 355
                               P.O. Box 1507
                               3000 BM Rotterdam
                               Attention: Monique A.J. Vreeburg
                               Telephone: 31-10-217-2638
                               Facsimile: 31-10-217-2706

     If to WPS Ltd.            W.P. Stewart & Co., Ltd.
     or WPSAM Europe:          Trinity Hall, 43 Cedar Avenue
                               P.O. Box HM 2905
                               Hamilton HM LX
                               Bermuda
                               Attention:  Managing Director
                               Telephone:    (441) 295-8585
                               Facsimile:    (441) 296-6823

     With a copy to:           Dorsey & Whitney LLP
                               250 Park Avenue
                               New York, N.Y. 10177
                               Attention:    John B. Wade, III, Esq.
                               Telephone:    (212) 415-9311
                               Facsimile:    (212) 953-7201

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     All such notices, requests, instructions, documents and other communications will (i) if delivered personally to the address as provided in this Section 11.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 11.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11.2, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such communication is to be delivered pursuant to this Section 11.2).

     11.3 Choice of Law; Choice of Forum. This Agreement shall be construed and interpreted and the rights of the parties hereto shall be determined in accordance with the laws of Bermuda, without giving effect to any choice of law or conflict provision or rule (whether of Bermuda or any other jurisdiction) that would cause the laws of any jurisdiction other than Bermuda to be applied. In furtherance of the foregoing, the internal law of Bermuda will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Each of the parties hereto consents that any legal action or proceeding related to this Agreement may be brought in any appropriate court in Bermuda and waives any objection that it may now or hereafter have to the venue of any such action.

     11.4 Entire Agreement, Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (which form a part of this Agreement and are incorporated into this Agreement for all purposes) and the TPR Exchange Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.5  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.8 Singulars and Plurals. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural, in each case, as applicable.

     11.9 Expenses. Except as otherwise provided herein, the Sellers shall be responsible for the Seller Expenses, and WPS Ltd. shall be responsible for the WPS Ltd. Expenses.

     11.10 Publicity. Unless required to do so by applicable law or legal process, prior to the Closing Date no party hereto shall issue any press release or make any public statement regarding the Transaction Documents or the transactions contemplated thereby without the prior written approval of the other party (which approval may not be unreasonably withheld or delayed). If prior to the Closing Date any party hereto is required by law or legal process to make any public statement regarding the Transaction Documents or the transactions contemplated thereby, such party must first provide to the other parties the content of the proposed public statement, the reasons that such disclosure is required by law or legal process, and the time and place that the public statement will be made, in each case to the extent permitted by law or legal process and to the extent reasonably practicable.

     11.11 Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any party hereto will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

     11.12 Effective Time. The parties agree that notwithstanding the actual Closing Date, the transactions contemplated by Article 2 shall be deemed to have been consummated at the close of business on the Effective Date.

     11.13 Further  Assurances.  On and after the Closing Date,  each party will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

                THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY
                       LEFT BLANK. SIGNATURE PAGES FOLLOW.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or (in the case of companies) have caused this Agreement to be duly executed on their behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

                                   W.P. STEWART & CO., LTD.


                                   By:_________________________________
                                       Name:  Rocco Macri
                                       Title: Deputy Managing Director


                                   W.P. STEWART ASSET MANAGEMENT (EUROPE), LTD.


                                   By:_________________________________
                                       Name:  Rocco Macri
                                       Title: Finance Director


                                   TPR HOLDING B.V.


                                   By:_________________________________
                                       Name:  Peter Jan Rubingh
                                       Title: Managing Director

                                  Schedule 10.1

                                  WPSAM Europe


John C. Russell               Director               Chairman
Hermanus Theodorus Peek*      Director               Deputy Chairman
Peter Jan Rubingh             Director               Managing Director
Mark A. Henderson             Director               Managing Director
Robert D. Rosenthal           Director
Rocco Macri                   Director               Finance Director
Susan G. Leber                                       Deputy Finance Director
Debra Randall                                        Secretary
Lisa D. Levey                                        Assistant Secretary

                  W.P. Stewart Asset Management (Curacao) N.V.
                  --------------------------------------------

              William P. Stewart              Managing Director
              John C. Russell                 Managing Director
              Rocco Macri                     Managing Director
              Peter Jan Rubingh               Managing Director
              Bertus A. Vis                   Managing Director

                   W.P. Stewart Asset Management (Europe) N.V.
                         (formerly TPR & Partners N.V.)
              -------------------------------------------------

               William P. Stewart             Managing Director
               John C. Russell                Managing Director
               Rocco Macri                    Managing Director
               Frits V. Weynschenk            Managing Director
               Peter Jan Rubingh              Managing Director
               Mark A. Henderson              Managing Director
               Susan G. Leber                 Managing Director

                                TPR Curacao N.V.
                               -----------------
               William P. Stewart             Managing Director
               John C. Russell                Managing Director
               Rocco Macri                    Managing Director
               Peter Jan Rubingh              Managing Director
               Mark A. Henderson              Managing Director
               Bertus A. Vis                  Managing Director
               Susan G. Leber                 Managing Director

--------
* Upon the resignation or retirement of Hermanus Theodorus Peek, Frits V. Weynschenk shall replace him as a Director.

                                  Schedule 10.4

WPSAM Europe Income. There shall be added or subtracted such portion of the employee compensation paid to Mark Henderson and Kathy Willis (or any successor to substantially all of the duties of either as an employee of WPSAM Europe or a WPSAM Europe Subsidiary) by WPS Ltd. and its Affiliates, during the 12-month period ended June 30, 2006, such that 80% of such compensation shall have been charged to WPSAM Europe; provided, however, that the portion of Mark Henderson's compensation charged to WPSAM Europe shall not exceed 80% of Peter Jan Rubingh's compensation from WPS Ltd. and its Affiliates for the same period. In the event of a material change in the portion of the working time of any such individual that is devoted to WPSAM Europe and the WPSAM Europe Subsidiaries, the board of directors of WPSAM Europe shall make an equitable adjustment to the foregoing sentence. At all times, the charge to WPSAM Europe for employees shared with WPS Ltd. or its other Affiliates shall otherwise be consistent with the actual allocation of their working time and effort.